NOTICE OF PERFORMANCE STOCK AWARD UNDER 2013 STOCK INCENTIVE PLAN
“Participant”:
# of Shares subject to this Award (“Shares”):
“Grant Date”:
Effective _____________, you have been granted a Performance Stock Award ("Award") for the Shares listed above. This Notice of Performance Stock Award ("Notice") together with and the corresponding Restricted Stock Award Agreement ("RSA Agreement," together with this Notice and the Plan, the "RSA Documents") delivered to you with this Notice and in effect as of the Grant Date, contain the terms of your Award. The Plan and the RSA Agreement are hereby incorporated by reference and made a part of this Notice; capitalized terms not defined herein have the meaning given in the Plan or the Agreement. You may accept this Award by signing the acknowledgement below and promptly returning it to Michelle Bressman. If you wish to decline the Award, promptly notify Michelle Bressman in writing (michellebressman@umpquabank.com).
No Current Payment of Dividends. Any and all cash dividends and stock dividends with respect to Unvested Shares shall be withheld by the Company for your account, and interest shall be credited on the amount of the cash dividends withheld at an annual rate equal to the 3-year Treasury Constant Maturity Rate published in the Federal Reserve Board’s H.15 Report as of the last day of the preceding calendar year, compounded quarterly. The cash dividends or stock dividends so withheld and attributable to any particular Unvested Share (and earnings thereon, if applicable) shall be distributed upon the vesting of the Shares and, to the extent such shares are forfeited, such dividends will also be forfeited.
Vesting Conditions. No shares subject to this Award will vest after the occurrence of any Forfeiture Event. Shares subject to this Award that have not yet vested in accordance with the vesting schedule are referred to as “Unvested Shares.” For the purposes of this Notice, the terms below have the following meanings:
“Final Closing Price” means in the case of the Company the closing price of a share of the Company’s common stock, and in the case of the KRXTR the closing price of the KRXTR (symbol “KRXTR”) on February 1, 2019.
“Final ROATCE” means, in the case of the Company, the Company’s return on average tangible common equity calculated based on the Company’s operating earnings as reported in the Company’s periodic filings with the SEC for the ROATCE Period and, in the case of the ROATCE Peers, the core return on average tangible common equity over the ROATCE Period as reported by ROATCE Peer SEC filings or SNL Financial with appropriate adjustments of accounting numbers by the Compensation Committee so that results are comparable across periods and among ROATCE Peers.
“Initial Closing Price” means, for the Company $14.36, and for the KRXTR $109.68 (symbol KRXTR).
“KRXTR” means the KBW Regional Banking Total Return Index, or such other similar index as selected by the Committee should the KBW Regional Banking Total Return Index cease to be available.
“ROATCE Peers” means the group of companies selected by the Compensation Committee of the Company’s Board of Directors for the purposes of periodic peer compensation comparisons, as adjusted during the vesting period to remove companies that are acquired or merge, which group includes as of the Grant Date: Associated Banc Corp, Bank of Hawaii Corporation, BOK Financial Corporation, Commerce Bancshares, Inc., Cullen/Frost Bankers, Inc., East West Bancorp, Inc., First Horizon National Corporation, FirstMerit Corporation, Fulton Financial Corporation, Hancock Holding Company, Popular, Inc., Prosperity Bancshares, Inc., Signature Bank, Synovus Financial Corporation, TCF Financial Corporation, Trustmark Corp, UMB Financial Corporation, Valley National Bancorp, Webster Financial Corp. and Wintrust Financial Corporation. The Compensation Committee will make final determinations of peers for the ROATCE Period, all as provided or permitted by Committee action and the Plan.
“ROATCE Performance” compares the Company’s Final ROATCE to the ROATCE Peers’ Final ROATCE and is calculated for purposes of determining vesting as the quotient resulting from dividing the Company’s Final ROATCE to the Peer ROATCE.
“ROATCE Period” means the three fiscal year period commencing January 1, 2016 and ending December 31, 2018.
“TSR” means the cumulative total shareholder return as measured by dividing the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Initial Closing Price and the Final Closing Price, by the Initial Closing Price.
“TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period. TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance. Company TSR “TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period. TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance. Company TSR Performance and KRXTR TSR Performance are calculated in the same manner as the performance of the Company’s common stock in the Stock Performance Graph presented in the Company’s Annual Report on Form 10-K as required by Item 201(e) of SEC Regulation S-K, except that the measurement period is three years for the purposes of this Agreement and five years for the Stock Performance Graph.

Performance Stock Award Agreement – 2016

“TSR Period” means the three-year period ending on February 1, 2019.
The vesting of Shares is conditioned upon satisfaction of performance vesting requirements based on TSR Performance and ROATCE Performance. Unless earlier vested as set forth below, Shares shall become vested in accordance with the applicable Vesting Percentage specified in the following schedule, provided that Participant is employed by the Company at the end of the TSR Period and the Committee or its delegate certifies the achievement of the performance goal:

FOR 50% OF THE SHARES SUBJECT TO THIS AWARD:
TSR Performance	Vesting Percentage of Grant Shares
Lower than 60%	0%
60%	25%
Between 60% and 100%	**
100% (the Company TSR Performance equals or exceeds the KRX TSR Performance)	100%
Above 100%	***
FOR 50% OF THE SHARES SUBJECT TO THIS AWARD:
ROATCE Performance	Vesting Percentage of Grant Shares
Lower than 60%	0%
60%	25%
Between 60% and 100%	**
100% (the Company ROATCE Performance equals or exceeds the ROATCE Peers ROATCE Performance)	100%
Above 100%	***
CALCULATION OF VESTING % FOR ALL SHARES SUBJECT TO THIS AWARD:
** When TSR or ROATCE Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% TSR or ROATCE Performance represents the midpoint of TSR or ROATCE Performance and would result in the midpoint of the Vesting Percentage (62.5%).
*** When TSR or ROATCE Performance is between 100% and 150%, the Vesting Percentage shall be equal to the applicable TSR or ROATCE Performance. If TSR or ROATCE Performance exceeds 150%, the applicable Vesting Percentage shall be 150%. In no event shall the total vested shares exceed 150% of the Grant Shares.

Early Vesting. Notwithstanding the foregoing: (i) upon death or Disability of Participant prior to the end of the TSR Period, a percentage of the Unvested Shares shall vest as of the date of such event (in the case of Disability upon termination of Participant’s Continuous Service) and shall be distributed in accordance with Section 4.2 of the RSA Agreement, with such percentage equal to the number of days of service by the Participant during the TSR Period divided by 1,095 (for shares subject to either performance metric); and (ii) in the event of a Change in Control, if Participant’s Continuous Service with the Company is terminated by the Company or successor entity without Cause or by the Participant for Good Reason (as defined in Participant’s employment agreement with the Company) within one year following the occurrence of a Change in Control, all Unvested Shares shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of the RSA Agreement. If the vesting schedule described herein would result in the vesting of a fraction of a share on any vesting date, that fractional share shall be rounded to the nearest whole Share. The number of Shares set forth above shall automatically be adjusted as appropriate pursuant to Section 13 of the Plan.
Acknowledgement and Agreement. By acknowledging and agreeing to the Award on the terms set forth in the RSA Documents, you represent and warrant to the Company that: (a) you have received a copy of the RSA Documents, read and reviewed such documents in their entirety, and fully understand all provisions of the RSA Documents; (b) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the RSA Documents; (c) your rights to any shares underlying this Award are conditioned upon you satisfying the Vesting Conditions in this Notice and the terms of the RSA Documents; (d) nothing in the RSA Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause; and (e) you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 16, Clawback, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company. I hereby acknowledge receipt of, and accept, this Award granted on the date shown above, which has been issued to me under the terms and conditions of the RSA Documents, and I hereby agree to the terms and conditions of such RSA Documents, including the offset provision provided in paragraph (e) above. I further acknowledge receipt of the Plan Prospectus.
□    By checking this box, you consent to surrendering to the Company a portion of the shares vesting to cover the tax liability due at the time the shares are vested and released. If you wish to make other arrangements to satisfy the tax liability, you must notify the Stock Administrator at least 3 days prior to the vesting date.
IN WITNESS WHEREOF, the Participant and the Company have executed this Notice effective as of the Grant Date.

Participant:	Company:
Umpqua Holdings Corporation
_________________________________	By: _______________________________
Name:	Name: Raymond P. Davis, President & CEO

Performance Stock Award Agreement – 2016

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the terms of the Notice of Restricted Stock Award dated effective _______________, 2016 (the "Notice") and this Restricted Stock Award Agreement (together with the Notice, the "Agreement" or "Award Agreement"), Umpqua Holdings Corporation, including its Subsidiaries and any successor corporation (the "Company"), grants to the Participant named in the Notice (the "Participant"), in consideration for Participant’s services to the Company, a Restricted Stock award (the "Award") pursuant to the Company’s 2013 Incentive Plan (the "Plan") and subject to the restrictions and conditions contained herein and in the Notice and the Plan.

1.    RESTRICTED STOCK AWARD

1.1    Grant of Restricted Stock Award. The Company hereby awards to the Participant and the Participant accepts the Award of the number of shares of Common Stock of the Company specified in the Notice. This Award is made in consideration of the services to be rendered by the Participant to the Company, without the payment of any consideration other than the Participant’s services to the Company and payment of the Price Paid by the Participant per Share specified in the Notice, if any. The Award is being made pursuant to Section 8 of the Plan and is subject to and conditioned upon the terms and conditions of the Plan and the terms and conditions set forth in this Agreement and the Notice. Any inconsistency between the Notice or this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its sole discretion. This grant of the Award does not create any contractual right or other right to receive any other Awards in the future.

1.2    Vesting. Except as otherwise provided herein, provided that the Participant remains in Continuous Service through the applicable vesting date, and further provided that any additional conditions and performance goals set forth in the Notice have been satisfied, the Grant Shares will vest in accordance with vesting schedule set forth in the Notice. The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

2.    REPRESENTATIONS OF THE PARTICIPANT

2.1    No Representations by or on Behalf of the Company. The Participant is not relying on any representation, warranty or statement made by the Company or any agent, employee or officer, director, shareholder or other controlling person of the Company regarding the this Award or the Company’s stock.

2.2.    Tax Election. The Company has advised the Participant to seek the Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Participant’s receipt of the Award or shares of the Company’s stock pursuant to the Award. The Participant is making the Participant’s own determination as to the advisability of making a Code Section 83(b) election with respect to the shares covered by the Award set forth in the Notice and this Agreement. The Participant understands that the Company will report to appropriate taxing authorities the payment to the Participant of compensation income either (i) upon the vesting of the Award or (ii) if the Participant makes a timely Code Section 83(b) election, as of the effective date of the Award. The Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Restricted Stock Award. With respect to Tax Withholding Amounts, the Company has all of the rights specified in Section 5 of this Agreement and has no obligations to the Participant except as expressly stated in Section 5 of this Agreement.

2.3    Agreement to Enter into Lock-Up Agreement with an Underwriter. The Participant, by accepting the Award represented by this Agreement, understands and agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Participant will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Participant provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

3.    GENERAL RESTRICTIONS OF TRANSFERS OF UNVESTED SHARES

3.1    No Transfers of Unvested Shares. The Participant agrees for himself or herself, his or her executors, administrators and other successors in interest that during the Restricted Period none of the unvested shares of Restricted Stock (“Unvested Shares”), nor any interest therein, may be voluntarily or involuntarily sold, encumbered, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with the Vesting Schedule set forth in the Notice.

3.2    Stock Distributions. If the Company makes any distribution of stock with respect to the Grant Shares by way of a stock dividend or stock split, or pursuant to any recapitalization, reorganization, consolidation, merger or otherwise, and the Participant receives any additional shares of stock in the Company (or other shares of stock in another corporation) as a result thereof, such additional (or other) shares shall be deemed Grant Shares hereunder and shall be subject to the same restrictions and obligations imposed by this Agreement.

3.3    Invalid Transfers. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Unvested Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Unvested Shares will be forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company. The Company shall not be required (i) to transfer on its books any Grant Shares which have been sold or transferred in violation of the provisions of this Section 3 or (ii) to treat as the owner of the Grant Shares, or otherwise to accord voting, dividend or any other rights to, any person or entity to whom Participant transferred or attempted to transfer the Grant Shares in contravention of this Agreement.

3.4        Status of Forfeited Grant Shares. Any of the Unvested Shares that are forfeited by the Participant pursuant to this Agreement shall return to the status of authorized, but unissued, shares of the Company in accordance with the Plan.

4.	FORFEITURE OF UNVESTED SHARES

4.1    Forfeiture Events. Except as otherwise provided in the Notice, if the Participant’s Continuous Service terminates (a “Forfeiture Event”) for any reason at any time before all of his or her Shares have vested, the Unvested Shares shall be automatically forfeited upon such termination of Continuous Service and all of the Participant’s rights to such Shares shall immediately terminate without any payment or consideration by the Company.

4.2    Safekeeping of Stock Certificate Until Vesting. Until the Award vests in accordance with the vesting schedule set forth in the Notice, any stock certificate representing the Shares may be retained by the Company or its transfer agent. Upon the occurrence of a Forfeiture Event, Participant does hereby authorize and does hereby irrevocably appoint the Secretary of the Company (with full power of substitution) as Participant’s attorney-in-fact to transfer the Shares on the books of the Company. Upon the written request of the Participant, the Company will deliver or cause to be delivered to the Participant a stock certificate representing the Shares that have vested in accordance with the vesting schedule set forth in the Notice to the extent that stock certificates for such vested shares have not previously been delivered to the Participant. The power of attorney contained in this Section 4.2 shall become null and void as to Shares that have vested in accordance with the vesting schedule set forth in the Notice.

5.    TAX LIABILITY AND WITHHOLDING

5.1     The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment.

(ii) authorizing the Company to withhold Shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Award; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(iii) delivering to the Company previously owned and unencumbered shares of Common Stock.

5.2     Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Award to reduce or eliminate the Participant's liability for Tax-Related Items.

6.    MISCELLANEOUS PROVISIONS

6.1    Specific Performance. The parties hereby acknowledge and agree that it is impossible to measure in money the damages which will be suffered by a party hereto by reason of any breach by another party of any term of this Agreement, that the Company and its common stock are unique and that a non‑breaching party will suffer irreparable injury if this Agreement is not specifically performed. Accordingly, the parties hereto acknowledge that a non‑breaching party shall, in addition to all other remedies available hereunder or at law, be entitled to equitable relief (including without limitation preliminary and permanent injunctive relief) to enforce the terms of this Agreement.

6.2    No Rights to Continued Employment or Service. Nothing contained herein or in the Plan shall confer upon Participant any right to continue in his or her position, and the Company reserves all rights to discharge, demote or remove Participant for any reason whatsoever, with or without cause, as an at will employee or director, subject to the terms of any other written agreement that may exist between the Company and the Participant.

6.3    Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

6.4    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Participant without the prior written consent of the Company.

6.5    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to the construction and enforcement of contracts wholly executed in Oregon by residents of Oregon and wholly performed in Oregon. Subject to Section 6.6, any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in Multnomah County in the State of Oregon and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

6.6.    Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 6.7 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

6.7    Attorney Fees. If any suit, action, or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

6.8    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

6.9    Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

6.10    No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

6.11    Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

6.12    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company’s executive offices to the attention of the Corporate Secretary, or if to the Participant, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

6.13    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed.

6.14    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

6.15    Defined Terms. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

6.16    Section 409A. The Award is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

6.17    No Impact on Other Benefits. The value of the Restricted Stock is not part of Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.